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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNION PACIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street—19th Floor

Omaha, NE 68179

To Shareholders:	March 28, 2013

The 2013 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 16, 2013, for the following purposes:

(1)	To elect the thirteen directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2013;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To adopt the Union Pacific Corporation 2013 Stock Incentive Plan;

(5)	To consider and vote upon one shareholder proposal if properly presented at the Annual Meeting; and

(6)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 28, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. New York Stock Exchange rules now provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Diane K. Duren

Executive Vice President and

Corporate Secretary

UNION PACIFIC CORPORATION

2013 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

ii

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 16, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 16, 2013

This Proxy Statement and our 2012 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports and Proxy Statements”

www.up.com/investors/annuals/index/shtml.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 16, 2013, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on March 28, 2013.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on February 28, 2013 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 468,375,278 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as broker non-votes) will also be counted as present in determining whether there is a quorum but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), Proposal Number 4 (adoption of the Union Pacific Corporation 2013 Stock Incentive Plan), and Proposal Number 5 (shareholder proposal regarding lobbying activities) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

If your shares are held in street name (that is, through a broker, bank, nominee or other holder of record) and you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3, 4 and 5.

Although the advisory vote on Proposal Number 3 is non-binding, the Board will review the results of the vote and, consistent with the Company’s strong record of shareholder engagement, will take it into account in making a determination concerning executive compensation.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the vote for the election of directors in Proposal 1 and for Proposal Numbers 2, 3, 4, and 5.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. The proxy card includes specific directions for using the telephone and Internet voting systems. If your proxy is properly received and not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2, 3, and 4, and “against” Proposal Number 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in three ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual

Meeting. Please note that if your shares are held in street name (that is, a broker, bank or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity. If a broker, bank or other nominee holds your shares on your behalf and you wish to vote at the Annual Meeting, you must obtain a proxy covering the shares you beneficially own from that entity prior to the Annual Meeting.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2012 Annual Report on Form 10-K. In addition to using mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to solicit proxies on its behalf. The anticipated fees of Morrow & Co., LLC are $17,500, plus certain other customary fees and expenses.

Attending the Annual Meeting

Only shareholders as of the record date are entitled to attend the Annual Meeting. The Company reserves the right to require proof of stock ownership as of the record date and a government-issued photo identification of any person wishing to attend the Annual Meeting. You may obtain directions to the Annual Meeting by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2012, the Board met seven times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees during the period of his or her service. The average attendance of all directors at Board and Committee meetings was 99%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 8 require that all directors attend the Annual Meeting. In accordance with this policy, all current directors attended last year’s Annual Meeting, except Mr. Young due to treatment for his health condition.

The Board currently maintains four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating

Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the New York Stock Exchange (the Exchange) and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members also satisfy the additional independence criteria applicable to Audit Committee members under the listing standards of the Exchange.

Audit Committee. The members of the Audit Committee are Mr. Card, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mrs. Hope serves as chairperson of the Committee. The Committee met nine times in 2012, including four meetings dedicated to the review of the Company’s quarterly earnings and financial statements.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McCarthy and Mr. McConnell each qualify as “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company; reviews the scope of audits as well as the annual audit plan; evaluates the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations; and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from, and discusses with, management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation and regulatory, tax and safety matters. In addition, the Committee reviews the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail below in the section titled Risk Oversight of the Company. The Committee also oversees the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget will be detailed as to the particular services to be provided so that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mr. McConnell serves as chairperson of the Committee. The Committee met four times in 2012.

The Committee is responsible for assisting the Board with its review and oversight of the financial position of the Company. The Committee meets regularly with management and reviews the Company’s capital structure, balance sheet, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, access to sources of liquidity, insurance programs, market conditions and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Davis serves as chairperson of the Committee. The Committee met five times in 2012.

The Committee is directly responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation. The Committee also reviews and refers to the Board for approval the compensation of the Company’s other elected executives and certain other executives as determined by the Committee or the Board. The Committee also oversees the Company’s executive incentive plans and reviews the amounts of awards and the individuals who will receive awards. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies. The

Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In early 2013, the Committee, with the assistance of the Committee’s outside compensation consultant, reviewed our employee compensation programs and confirmed that there were no changes to these programs and that they are designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole and has not delegated any of its authority with respect to compensation of the Named Executive Officers.

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FWC) is an outside compensation consulting firm that reports directly to the Committee. A representative of FWC has attended all Committee meetings since its engagement in 2005. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2013 meeting, the Committee reviewed the engagement of FWC as the Committee’s compensation consultant and determined that the retention of FWC did not raise any conflicts of interest.

FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests that FWC update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 39 of this Proxy Statement, and provide an assessment of the Committee’s performance. In addition, the Committee periodically requests that FWC make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.

Under the Committee’s engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. In such matters, FWC acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2012, the Company paid fees to FWC only for advising on the amount or form of executive and director compensation. The Company did not pay any fees for additional projects or services.

The role of the CEO and Senior Vice President-Human Resources (SVP-HR) in recommending the forms and amounts of executive compensation is described on page 42 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Rogel serves as chairperson of the Committee. The Committee met three times in 2012.

The Committee oversees the Company’s corporate governance, assists management with succession matters, and reviews and recommends changes to compensation of the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board for election at Annual Meetings or to fill any Board vacancies that may occur during the year. The Committee also oversees the Corporate Governance Guidelines and Policies discussed below, which promote Board independence and excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors, reviews related party transactions, reviews current trends in corporate governance and recommends to the Board for adoption new (or modifications of existing) practices, policies or procedures. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements. Additionally, the Committee oversees the election of a lead independent director, if necessary (as discussed below). Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary.

The Committee reviews director compensation periodically to assess whether the annual retainer paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in units equivalent to our common stock, which is payable only upon a director’s separation from service from the Board as described on page 21.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Board Leadership Structure

The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Accordingly, pursuant to the Company’s Corporate Governance Guidelines and Policies set forth on page 8 of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. In March 2012, the Board appointed Mr. John J. Koraleski to serve as CEO when then-CEO, Mr. James R. Young, was diagnosed with pancreatic cancer. In recent years, Mr. Young held the position of Chairman and CEO. The Board believes that combining the roles of Chairman and CEO benefitted the Company by fostering clear accountability; effective decision-making; and consistent development, oversight, and implementation of corporate strategy by both the Board and management. Mr. Young continues to serve as Chairman of the Board in order to provide effective oversight and leadership of the Company under the current circumstances. Both Mr. Koraleski and Mr. Young continue to work on behalf of the Company and the

Board when addressing investors, employees and other key constituents. The Board believes that this leadership structure best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan.

The Board elected Mr. Rogel, the former Chairman and CEO of Weyerhaeuser Company, as the lead independent director with the following responsibilities: (i) preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors; (ii) approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings; (iii) serve as the liaison between the independent directors and the Chairman and CEO; and (iv) be available for consultation and communication with major shareholders as appropriate. Mr. Rogel also has the authority to call executive sessions of the independent directors. The Board conducted executive sessions at all of its meetings in 2012. In addition to utilizing the talents, experience and insight of both Mr. Young and Mr. Koraleski, along with an independent lead director (with the responsibilities detailed above), the Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including (i) holding executive sessions of the independent directors after every Board meeting, (ii) providing that only independent directors serve on key Board committees, and (iii) conducting an annual performance evaluation of the Chairman and CEO by the independent directors. The Board believes that the current leadership structure coupled with a lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the Chief Compliance Officer and the senior executives responsible for financial reporting and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any new risks arising due to the ever-changing economic, political and legal environment in which the Company operates.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of counsel, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to include those best practices that the Committee believes will be effective and advisable for the Company and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. The Corporate Governance Guidelines and Policies are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the section titled “Audit Committee Independence Standard.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote pursuant to the Company’s By-Laws.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board will annually elect a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors will also elect a lead independent director. The lead independent director will serve for a period of at least one year. The lead independent director’s responsibilities will include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison between the independent directors and the Chairman and CEO; and (4) being available for consultation and communication with major shareholders as appropriate. The lead independent director also has the authority to call executive sessions of the independent directors.

Number of Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board will receive reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate. In 2012, the independent directors met seven times in executive session.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal. Each of our non-management directors who has served for at least five years has satisfied this guideline.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the first Board meeting of the year for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the Exchange listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Donohue, Dunham, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Three of the Company’s current directors, who are also director nominees, have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Messrs. Donohue and Villarreal and General Krulak.

Mr. Donohue. In 2012, the Company made a $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund and a $30,000 contribution to the Chamber’s Hiring Our Heroes program, which focuses on employment of veterans in the United States. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company also made $100,000 contributions to the Chamber’s Leadership Fund in 2010 and 2011 and a $25,000 contribution to the Chamber’s Hiring Our Heroes program in 2011.

General Krulak. In 2011, the Company made a $10,000 contribution to Birmingham-Southern College. General Krulak was named President of Birmingham-Southern College in March 2011. The Company did not make a contribution in 2012.

Mr. Villarreal. For a portion of 2010, Mr. Villarreal’s sister was a partner at Morgan, Lewis & Bockius LLP until she was appointed as a regional representative for the U.S. Secretary of Labor on April 8, 2010. The Company paid $182,000 to Morgan Lewis in 2010 for legal fees associated with federal tax matters. Mr. Villarreal’s sister was not personally involved in this engagement.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board reviewed the fact that the Company’s annual $100,000 contribution to the U.S. Chamber of Commerce and $30,000 and $25,000 contributions to the Hiring Our Heroes program were less than 2% of that organization’s consolidated gross revenues. The Board also reviewed the Company’s $10,000 contribution to Birmingham-Southern College in 2011 and noted that the contribution was less than 2% of the organization’s consolidated gross revenues. The Board concluded that these contributions do not confer any personal benefit on Mr. Donohue or General Krulak and do not affect their independence. For Mr. Villarreal, the Board concluded that the amounts paid by the Company to Morgan Lewis in 2010 for legal fees were less than 2% of Morgan Lewis’ consolidated gross revenues. The Board also confirmed that Ms. Villarreal has not been employed by Morgan Lewis since her departure in 2010.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

In February 2007, the Board formalized the Company’s policy and procedures for reviewing related party transactions by approving the Company’s Related Party Policy. Under this written policy, all transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

Since the beginning of 2012, one related party transaction was reported to and approved by the Corporate Governance and Nominating Committee. Mr. Dunham, a director of the Company, has a general partnership interest in a real estate development company that owns a tract of land adjacent to a Railroad right-of-way in an area where the City of Houston and Harris County, Texas, have proposed plans for urban expansion. The Railroad and Harris County are engaged in ongoing negotiations regarding routine condemnation litigation involving grade crossing expansions to accommodate the proposed plans. The Corporate Governance and Nominating Committee also reviewed and approved or ratified the director relationships described on page 13 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Erroll B. Davis, Jr., Thomas J. Donohue, Thomas F. McLarty III, Steven R. Rogel, and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time may also employ a search firm on behalf of the Committee to help identify and evaluate suitable candidates. Shareholders desiring to recommend candidates for consideration at the 2014 Annual

Meeting should advise the Secretary of the Company in writing during the period beginning on January 16, 2014 and ending on February 15, 2014, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; diverse talents, backgrounds and perspectives; and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also emphasizes familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined above.

PROPOSAL NUMBER 1

Election of Directors

The Board currently consists of thirteen members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that the thirteen individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	65	Acting Dean, The Bush School of Government and Public Service, Texas A & M University	2006
Erroll B. Davis, Jr.	68	Superintendent, Atlanta Public Schools	2004
Thomas J. Donohue	74	President and Chief Executive Officer, U.S. Chamber of Commerce	1998
Archie W. Dunham	74	Retired Chairman, ConocoPhillips	2000
Judith Richards Hope	72	Distinguished Visitor from Practice and Professor of Law, Georgetown University Law Center	1988
John J. Koraleski	62	President and Chief Executive Officer, Union Pacific Corporation and Union Pacific Railroad Company	2012
Charles C. Krulak	71	Retired General, United States Marine Corps & President, Birmingham-Southern College	2006
Michael R. McCarthy	61	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	70	General Partner and Former Managing Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	66	President, McLarty Associates	2006
Steven R. Rogel	70	Retired Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	59	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009
James R. Young	60	Chairman, Union Pacific Corporation and Union Pacific Railroad Company	2005

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Biographical Information

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on page 16 above and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined below in the biographical information, as well as service on boards of other public companies.

The Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Committee believes that nominees with business and strategic management experience gained from service as a CEO is a critical leadership component to Board service. The Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, both domestic and international, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Committee considers experience in the legal profession and political and governmental affairs, including legislative or executive service in Washington D.C. or related activities, as highly desirable due to the heavily regulated nature of the rail industry. Also important to the Committee is public service in state government, especially in states where the Company has a significant operating presence. The Committee emphasizes familiarity with the rail industry and rail operations and considers customer perspectives to be important when evaluating director nominees. Given the significant rail interchange operations with Canadian and Mexican rail systems, the Committee also values directors with an international background or expertise. Although the director nominees listed below each possess a number of these attributes, the Committee considered the specific areas noted below for each director nominee when determining the qualifications of each nominee that best suited the needs of the Company and the overall composition and function of the Board.

Andrew H. Card, Jr. has been a director since July 2006. In July 2011, Mr. Card was named acting dean of The Bush School of Government and Public Service at Texas A & M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card was Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card joined the board of Lorillard, Inc. on August 1, 2011. Mr. Card brings to the Board senior-level experience with the federal government and the transportation industry, business leadership and experience in economic and international affairs.

Erroll B. Davis, Jr. has been a director since June 2004. On July 1, 2011, Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools and named the superintendent on August 15, 2011. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis was a director of PPG industries, Inc. from 1994 to 2007 and a director of BP plc from 1998 to 2010 and has served as a director of General Motors Corporation since 2009. Mr. Davis brings to the Board business experience and strategic leadership as a CEO, international business experience and familiarity with rail operations from a customer perspective.

Thomas J. Donohue has been a director since November 1998. Mr. Donohue has been President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, since September 1997. Mr. Donohue was a director of XM Satellite Radio Holdings Inc. from 1999 to 2008 and a director of Sunrise Senior Living, Inc. from 1996 until January 2013. Mr. Donohue brings to the Board experience as an advocate for business and knowledge of current trends in public policy affecting U.S. business, government affairs experience and experience in international business.

Archie W. Dunham has been a director since August 2000. Mr. Dunham was President and Chief Executive Officer of Conoco, Inc., an integrated energy company, from January 1996 until August 30, 2002. He was also elected Chairman in August 1999 and was Chairman of ConocoPhillips from August 2002 until his retirement on September 30, 2004. Mr. Dunham was a director of Phelps Dodge Corporation from 1998 to 2007 and Pride International, Inc. from 2005 until May 2011 and has been a director of Louisiana-Pacific Corporation since 1996. Mr. Dunham also has served on the board and as non-executive Chairman of the Board of Chesapeake Energy Corporation since June 2012. Mr. Dunham brings to the Board business experience and strategic leadership as a CEO, familiarity with the energy markets and rail operations from a customer perspective, and extensive experience in finance, economics and the securities markets.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates. Mrs. Hope brings to the Board experience as a director of the Company, from which she developed extensive knowledge of, and familiarity with, the operational and financial aspects of the Company, as well as broad familiarity with the rail industry. Her significant experience from a sophisticated law practice and her legal presence in Washington adds considerable expertise to the Board, including legal and regulatory insight and risk assessment and policymaking expertise.

John J. Koraleski has been a director since July 2012. Mr. Koraleski was named President and Chief Executive Officer of the Company and the Railroad in March 2012. Mr. Koraleski was Executive Vice President-Marketing and Sales of the Railroad from March 1999 until March 2, 2012 and Executive Vice President-Finance and Information Technology of the Railroad from October 1991 until March 1, 1999. Mr. Koraleski served as the Chairman of The Bridges Investment Fund, Inc. from 2005 through March 2012. Mr. Koraleski brings to the Board his extensive marketing and sales, financial and operational experience with the Company.

Charles C. Krulak has been a director since January 2006. General Krulak was named president of Birmingham-Southern College in March 2011. General Krulak was Vice Chairman and Head of Mergers and Acquisitions for MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired as Commandant of the United States Marine Corps in 1999 after 35 years of distinguished service. General Krulak served as a director of Conoco from 2000 to 2002 and continued to serve as a director of the merged ConocoPhillips until 2008. General Krulak served as a director of Phelps Dodge Corporation from 2005 to 2007 when it was acquired by Freeport-McMoRan Copper & Gold, Inc. (FMC&G), and has served as a director of FMC&G since 2007. General Krulak’s proven leadership experience in the military, together with executive experience in the domestic and international banking industry, brings to the Board his ability to understand and analyze complex operational, logistic, and strategic matters considered by the Board.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated since 1996. Mr. McCarthy brings to the Board his background in providing strategic and operational advice to businesses in various sectors of the economy, forming and leading successful investment companies, and significant financial expertise.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008. Mr. McConnell has extensive experience in banking and financial markets that provides the Board with important financial expertise.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010. Mr. McLarty brings to the Board business leadership experience, extensive exposure to international business and regulatory matters, and significant expertise from government service at the highest levels.

Steven R. Rogel has been a director since November 2000, and is our lead independent director. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel serves as a director of Kroger Company and is non-executive Chairman of the Board of EnergySolutions, Inc. Mr. Rogel brings to the Board domestic and international business and strategic leadership experience as a result of his years of service in top executive positions, as well as his familiarity with rail operations from a customer perspective.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has been a non-employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc., from 1998 to 2006 and First Solar, Inc. from 2007 to 2012 and has been a director of PMI Group, Inc. since 2005. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. Mr. Villarreal brings to the Board legal, regulatory and compliance expertise in addition to government affairs experience from significant service in state and federal public offices and positions and involvement in presidential campaigns.

James R. Young has been a director since March 2005 and was our President and Chief Executive Officer from December 31, 2005 until March 2, 2012. Mr. Young was elected to his current position of Chairman effective February 1, 2007. Mr. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad, the principal operating subsidiary of the Company, from December 1999 until February 1, 2004 and President and Chief Operating Officer of the Railroad from February 2004 until December 31, 2005. Mr. Young brings to the Board his extensive experience in many operational and financial positions with the Railroad, including his service as CEO of the Company and the Railroad.

Director Compensation in Fiscal Year 2012

Non-Management Directors’ Fees

In 2012, directors who are not employees received an annual retainer of $250,000, plus expenses. Directors are required to invest $130,000 of the retainer in the Stock Unit Account referred to below. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. The lead independent director receives an additional annual retainer of $25,000. Directors who are employees do not receive retainers or any other Board-related compensation.

At its meeting in September 2012, the Corporate Governance and Nominating Committee reviewed the compensation of the Company’s non-management directors with the assistance of FWC. Upon the recommendation provided by FWC, the Committee did not change the annual Board retainer or the Board committee or lead independent director retainers described above. The Committee did, however, increase the equity ownership requirements applicable to Board members. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer with such ownership goal to be reached within five years of joining the Board. Board members were previously required to own equity in the Company equal to at least four times the cash portion of the annual retainer, with such ownership goal to be reached within four years of joining the Board.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, Fixed Rate Fund or Vanguard Accounts, in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2012.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 2,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated a director pension plan for all directors elected after that date. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2012

The following table provides a summary of compensation of our non-management directors for 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards	All Other Compensation (b)		Total
Andrew H. Card, Jr.	$260,000	$0	$0	$925		$260,925
Erroll B. Davis, Jr.	265,000	0	0	925		265,925
Thomas J. Donohue	250,000	0	0	925		250,925
Archie W. Dunham	250,000	0	0	925		250,925
Judith Richards Hope	275,000	0	0	15,351	(c)	290,351
Charles C. Krulak	260,000	0	0	925		260,925
Michael R. McCarthy	260,000	0	0	925		260,925
Michael W. McConnell	275,000	0	0	925		275,925
Thomas F. McLarty III	250,000	0	0	925		250,925
Steven R. Rogel	290,000	0	0	925		290,925
Jose H. Villarreal	250,000	0	0	925		250,925

(a)	The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon election to the Board and required to be held until his or her service as a member of the Board ends.

Name and Principal Position	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	3,700	2,000	9,281
Erroll B. Davis Jr.	7,900	2,000	12,321
Thomas J. Donohue	19,500	3,570	25,375
Archie W. Dunham	14,000	2,000	18,054
Judith Richards Hope	19,500	3,570	24,091
Charles C. Krulak	7,900	2,000	9,917
Michael R. McCarthy	0	2,000	13,603
Michael W. McConnell	19,500	2,000	25,268
Thomas F. McLarty III	3,700	2,000	9,000
Steven R. Rogel	19,500	2,000	17,614
Jose H. Villarreal	0	2,000	6,205

(b)	The $925 represents the amount paid in 2012 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.

(c)

Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan that we sponsored. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2012 for Mrs. Hope’s participation in the health care plan was $15,626 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). The Company terminated medical coverage for directors elected after April 21, 2000, upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2013

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2013 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2013.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2012	2011
Audit Fees	$2,419,100	$2,464,950
Audit-Related Fees	597,763	417,402
Tax Fees	156,033	509,028
All Other Fees	0	0

Total	$3,172,896	$3,391,380

Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies, and information technology assessments.

Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2012 and 2011.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2012. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The Audit Committee

Judith Richards Hope, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Michael R. McCarthy

Michael W. McConnell

PROPOSAL NUMBER 3

Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting of Shareholders, more than 96% of the shares voted were cast in favor of approving the Company’s executive compensation. The Board of Directors again asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance and effective risk management.

In 2012, the Company continued to achieve record performance in the areas of safety, service and financial performance as described in the Compensation Discussion and Analysis on pages 43 and 44. Highlights of the Company’s performance include:

•	Record earnings and cash flow of nearly $1.4 billion allowed the Company to return over $2.6 billion to shareholders through stock repurchases and dividend payments;

•	Customer satisfaction ratings reached an all-time record, resulting from continued operational improvements and excellent service;

•	Continued record achievements in employee safety for the fifth straight year;

•	Operating ratio for 2012 of 67.8% was an all time best, improving from last year’s operating ratio of 70.7%; and

•	Operating income and net income reached all-time industry records, and ROIC achieved a Company best for a third consecutive year.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 39 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 55 through 71, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

Based on the results of the 2011 shareholder vote, and consistent with the Company’s recommendation, the Board has determined to hold advisory votes to approve executive compensation on an annual basis. Accordingly, the next “say on pay” vote will occur at our 2014 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes.

The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

PROPOSAL NUMBER 4

Adoption of the Union Pacific Corporation 2013 Stock Incentive Plan

Introduction

On March 21, 2013, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Union Pacific Corporation 2013 Stock Incentive Plan (the Incentive Plan). The approval by an affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy) is required for adoption.

The Board believes that the adoption of the Incentive Plan is desirable because it will promote and closely align the interests of employees of the Company and its shareholders by providing the ability for the Company to award to employees stock-based compensation and other performance-based compensation. The Board believes the Incentive Plan promotes the Company’s ability to drive performance, which the Board believes enhances long-term shareholder value; increases employee stock ownership; and enables the Company to attract and retain an outstanding employee and executive team.

The Incentive Plan allows for awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” In order for awards under the Incentive Plan to be eligible to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, among other things the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s shareholders. The material terms include (i) the employees eligible to receive compensation under the Incentive Plan, (ii) a description of the business criteria on which any performance goals are based for awards under the Incentive Plan that are intended to be “performance-based compensation” under Section 162(m) of the Code, and (iii) the maximum amount of compensation that can be paid to an employee under the Incentive Plan’s performance goals. Each of these aspects is discussed below, and approval of the Incentive Plan will constitute approval of the material terms of the performance goals.

A maximum of 39,000,000 shares plus any shares subject to outstanding awards under any Prior Plans (as described below) as of February 28, 2013 that after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) (subject to adjustments as described below) will be available for grants of stock options and stock awards under the Incentive Plan. The Board believes that this number of shares represents a reasonable amount of potential equity dilution in light of the purposes of the Incentive Plan as described above. The 39,000,000 shares available under the Plan would represent approximately 8.28% of fully diluted common stock outstanding as of February 28, 2013.

The following summary of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the Incentive Plan for more details regarding the operation of the Incentive Plan.

Information Regarding Grants Made Under Prior Plans

The Company has historically granted equity awards under various plans, including most recently the 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan (together, the Prior Plans). If the Incentive Plan is approved by the Company’s shareholders as proposed, no further awards will be made under the Prior Plans. We also have awards outstanding under the 1992 Restricted Stock Plan for Non-Employee Directors, under which we no longer grant awards, and the 2000 Directors Plan, which continues in effect (collectively, the Director Plans).

Information as of February 28, 2013, regarding overhang from awards outstanding under the Prior Plans and the Director Plans is summarized in the following table:

Award	Number Outstanding		Weighted Average Exercise Price	Weighted Average Remaining Term
Options	4,707,825	(2)	$74.31	6.20
Full Value Awards (1)	2,933,224	(3)	Not applicable	Not applicable

Total Overhang	7,641,049

(1)	Full-Value Awards are awards other than stock options and stock appreciation rights.

(2)	Includes outstanding stock options on 120,700 shares under the 2000 Directors Plan.

(3)	Includes outstanding awards on 25,140 shares under the Director Plans.

One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the Company’s three-year average annual burn rate calculated using Institutional Shareholder Services (ISS) methodology has been 0.61%, which is below the ISS burn rate threshold of 3.21% applied to our industry.

Year	Options Granted	Full-Value Shares Granted (1)	Total Granted(2)	Weighted Average Number of Common Shares Outstanding (Rounded)	Burn Rates
2012	598,338	778,951	2,545,716	473,100,000	0.54%
2011	617,643	903,897	2,877,386	485,700,000	0.59%
2010	788,352	1,071,663	3,467,510	498,200,000	0.70%

Three-Year Average					0.61%

(1)	Full-Value Shares Granted includes performance stock units reflected at the maximum payout.

(2)	Total Granted calculation is based on the ISS methodology of weighing performance stock units and retention stock awards more heavily than options, using a 2.5:1 ratio.

Key Features of the Incentive Plan

•

Limitation on shares requested. The maximum number of shares available for grant under the Incentive Plan is 39,000,000 shares, plus any shares that are subject to outstanding awards under the Prior Plans as of February 28, 2013 that after such date are canceled, expired, forfeited or otherwise not issued under the Prior Plans or settled in cash, in each case adjusted as described in the Incentive Plan.

•	Limitation on term of stock option grants. The term of each stock option will not exceed ten years.

•

Fungible share counting formula. Shares issued pursuant to stock options and stock appreciation rights will count against the number of shares available for issuance under the Incentive Plan on a one-for-one basis, whereas each share issued pursuant to all other awards will count against the number of shares available for issuance under the Incentive Plan as 2.0 shares.

•

Limitation on share recycling. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, shares subject to stock appreciation rights not issued upon net settlement of such awards, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Incentive Plan.

•

No repricing or grant of discounted stock options. The Incentive Plan prohibits the repricing of options or stock appreciation rights either by amending an existing award agreement or by substituting cash or a new award at a lower (or no) purchase price. The Incentive Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the Company’s stock on the date of grant.

•

No reload stock options. Stock options under the Incentive Plan will not be granted in consideration for and will not be conditioned upon the delivery of shares to the Company in payment of the exercise price or tax withholding obligation under any other stock option.

•	No evergreen provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Incentive Plan can be increased automatically without shareholder approval.

Description of the Incentive Plan

Eligibility. The officers, executives, and other employees of the Company and its subsidiaries will be eligible to participate in the Incentive Plan. The Company’s non-employee directors will not be eligible to participate in the Incentive Plan.

Administration. The Incentive Plan will be administered by the Compensation and Benefits Committee or such other committee as designated by the Board (the Committee). The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (i) one or more subcommittees consisting of one or more directors and/or officers of the Company any of the authority of the Committee under the Incentive Plan or (ii) one or more officers, the right to grant awards in accordance with the terms of the Incentive Plan. The Committee may further designate or delegate to one or more additional officers or employees of the Company or any subsidiary, and/or to one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Incentive Plan and/or of the awards granted under the Incentive Plan. The Committee has broad authority, as stated in the Incentive Plan, to interpret and administer the Incentive Plan and related agreements and documents and to take various other actions with respect thereto.

Shares Available Under the Incentive Plan

Subject to adjustment as provided for in the Incentive Plan, the number of shares of the Company’s common stock subject to grants under the Incentive Plan will not exceed in the aggregate:

•	39,000,000 shares, plus

•

any shares that were subject to outstanding awards under the Prior Plans as of February 28, 2013 that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan or are settled in cash (such shares to be added to the number of shares issuable under the Incentive Plan as one share of stock if such shares were subject to options or stock appreciation rights (“SARs”) under the Prior Plans and as 2.0 shares of stock if such shares were subject to awards other than options or SARs under the Prior Plans).

These share authorizations are affected by various provisions in the Incentive Plan, as discussed below under “Share Counting” and “Other Provisions—Adjustments.” The shares may be authorized and unissued shares or shares that were reacquired by the Company, including shares purchased in the open market, or a combination of the foregoing. After the effective date of the Incentive Plan, no awards may be granted under the Prior Plans, although outstanding awards under the Prior Plan will continue to be administered pursuant to their terms.

Share Counting

Under the Incentive Plan, each share of the Company’s common stock that is subject to a stock option or SAR counts against the aggregate Incentive Plan limit as one share, and each share of the Company’s common stock that is subject to an award other than a stock option or SAR under the Incentive Plan counts against the aggregate Incentive Plan limit as 2.0 shares. However, for each share subject to an award that is forfeited, expires or is settled for cash (in whole or in part) under the Incentive Plan, or after the effective date under the Prior Plans, one share will be added back to the aggregate Incentive Plan limit for such share subject to a stock option or SAR, and 2.0 shares will be added back to the aggregate Incentive Plan limit for such share subject to an award other than a stock option or SAR. The number of shares available for grant under the Incentive Plan will not be increased by the following:

•

any shares of the Company’s common stock tendered by a participant or withheld by the Company in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any stock option or SAR under either the Incentive Plan or the Prior Plans;

•

any shares of the Company’s common stock subject to a SAR granted under either the Incentive Plan or the Prior Plans that is not issued when the SAR is exercised and settled in the Company’s common stock; and

•

any shares of the Company’s common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted either under the Incentive Plan or the Prior Plans.

Shares of the Company’s common stock issued as substitution awards (as defined in the Incentive Plan) in connection with any merger with or acquisition of a company will not decrease the number of shares available for grant under the Incentive Plan, but shares of the Company’s common stock subject to substitution awards will not be available for further awards under the Incentive Plan if the substitution awards are forfeited, expire or settled in cash. The Company may use shares under a pre-existing, shareholder-approved plan of a company acquired by the Company for awards under the Incentive Plan, which shares will not decrease the number of shares available for grant under the Incentive Plan, but consistent with New York Stock Exchange rules such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of the Company or any subsidiary prior to such acquisition.

Award Limitations

Subject to certain adjustments as provided for in the Incentive Plan:

•

No participant may be granted stock options, retention shares, stock units, performance shares or other share-based awards for more than 2,000,000 shares of the Company’s common stock during any 12-month period.

•

The maximum dollar value that may be earned by any participant for any 12-month performance period (as established by the Committee) with respect to performance awards that are denominated in cash and intended to qualify as “performance-based compensation” under Section 162(m) of the Code is $15,000,000.

As of March 21, 2013, the closing price of a share of the Company’s common stock was $138.37.

Section 162(m) of the Code

The Incentive Plan is designed to allow the Company to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Committee believe that it is in the Company’s interests and the interests of the Company’s shareholders to maintain an equity and long-term cash compensation plan under which compensation awards made to the Company’s named executive officers can qualify for deductibility for federal income tax purposes based on various performance criteria set forth in the Incentive Plan as described below. Accordingly, the Incentive Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. However, the Company cannot guarantee that awards under the Incentive Plan will actually qualify as performance-based compensation under Section 162(m) and the Committee may determine to grant awards that do not qualify as performance-based compensation under Section 162(m). The Company also maintains the shareholder-approved Executive Incentive Plan, under which awards designed to qualify as performance-based compensation for purposes of Section 162(m) may be paid in cash or in shares or share awards issued under any shareholder-approved plan.

Repricing Prohibited

The Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of the Company’s shareholders. However, the foregoing provision does not apply in connection with an adjustment involving a corporate transaction or event as provided in the Incentive Plan.

Types of Awards Authorized Under the Incentive Plan

Stock Options and Stock Appreciation Rights. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, or other awards.

Retention Shares and Stock Units. The Committee may award retention shares and stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends or dividend equivalents. The Committee will establish the manner and timing under which restrictions may lapse; provided, however, in general, if the vesting and/or settlement of any retention share or stock unit award is based on performance criteria and level of achievement versus such criteria, such award will be subject to a performance period of not less than twelve months, and if the vesting and/or settlement of any retention share or stock unit award is based solely upon continued employment and/or the passage of time, such award will not vest or be settled in full prior to the twelfth month following its date of grant, other than in the event of the holder’s death, disability or attainment of retirement status or in the event of a change of control of the Company. The Committee may also use up to 5% of the aggregate number of shares authorized for issuance under the Incentive Plan to grant retention shares or stock unit awards that are not subject to the minimum vesting conditions described in the preceding sentence. The Committee may decide to include dividends or dividend equivalents as part of an award of retention shares or stock units and may accrue dividends or dividend equivalents, as applicable, with or without interest, until the award is paid. However, in no event will dividends or dividend equivalents be paid during the performance period with respect to retention share or stock unit awards that are subject to performance-based vesting criteria.

Incentive Bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. Payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or a participant during a performance period.

Qualifying Performance Criteria

The Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code provided that the performance criteria for an award or portion of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. The performance criteria for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) total enterprise value (market capitalization plus debt), (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) income or net income, (xiv) operating income, (xv) operating profit or net operating profit, (xvi) operating margin or profit margin, (xvii) return on operating revenue, (xviii) cash from operations, (xix) operating ratio, (xx) commodity or operating revenue, (xxi) market share, (xxii) customer service index, (xxiii) service delivery index, (xxiv) productivity and (xxv) safety. To the extent consistent with Section 162(m) of the Code, the Committee may provide, at the time an award is granted or at any time during the first 90 days of the applicable performance period (or prior to the expiration of 25% of the performance period if the performance period is less than one year, or at such later time if permitted pursuant to Section 162(m)), that any evaluation of performance under a qualifying performance criteria shall include or exclude any of the following events that occurs during the applicable performance period: (a) the effects of charges for restructurings, discontinued operations, extraordinary items, (b) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (c) the cumulative effect of accounting change, (d) asset write-downs, (e) litigation, claims, judgments, settlements or loss contingencies, (f) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (g) accruals for reorganization and restructuring programs and (h) accruals of any amounts for payment under this Incentive Plan or any other compensation arrangement maintained by the Company.

Other Provisions

Limitations on Transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, suspend or terminate the Incentive Plan from time to time subject to approval by the Company’s shareholders if required by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which shares of the Company’s common stock are traded. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the Incentive Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the limitations on the total amount of retention shares, stock units, performance awards or other stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Treatment upon a Change in Control. Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control (as defined in the Incentive Plan), in the event of an involuntary termination (i.e., other than termination as a result of disability, cause or gross misconduct) within twenty-four months following a Change in Control, the following shall occur: (i) outstanding stock options and stock appreciation rights shall become fully vested and may be exercised for a period of three years following such termination; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control

(unless such performance cannot be determined, in which case the grantee shall have the right to receive a payment equal to the target amount payable), and (iii) outstanding retention shares and/or stock units shall become fully vested. In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (i) outstanding options or stock appreciation rights shall become fully vested and exercisable; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the grantee shall have the right to receive a payment equal to the target amount payable); and (iii) outstanding retention shares and/or stock units shall become fully vested.

Federal Income Tax Consequences

This general discussion of the U.S. federal income tax consequences of stock options that may be awarded under the Incentive Plan is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Incentive Plan. Different tax rules may apply to specific participants and transactions under the Incentive Plan, particularly in jurisdictions outside the United States. In addition, this discussion does not address other federal or state tax issues that may be implicated by awards that may be granted under the Incentive Plan.

The grant of an option or stock appreciation right will create no U.S. federal income tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the Incentive Plan, including non-qualified options and stock appreciation rights, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Code generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Incentive Plan is designed to permit the grant of options and stock appreciation rights, and certain awards of stock units and contingent long-term performance awards that are intended to qualify as performance-based compensation not subject to Section 162(m)’s $1.0 million deductibility cap. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change, possibly with retroactive effect. In addition, a number of requirements must be met in order for particular awards to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Incentive Plan will be fully deductible under all circumstances.

New Plan Benefits. The benefits that will be awarded or paid under the Incentive Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

Equity Compensation Plan Information. The following table summarizes the equity compensation plans under which UPC common stock may be issued as of December 31, 2012:

	Column (a)		Column (b)		Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,892,817	[1]	$52.89	[2]	32,168,520	[3]

Total	5,892,817		$52.89		32,168,520

[1]	Includes 1,439,357 retention units that do not have an exercise price. Includes 25,140 shares subject to director awards that have been fully expensed and not reflected in Note 4 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Does not include 1,493,867 retention shares that have been issued and are outstanding.

[2]	Does not include the retention units, director awards or retention shares described above in footnote 1.

[3]	Includes 31,475,420 shares available for issuance under the 2004 Stock Incentive Plan and 693,100 shares available for issuance under the 2000 Directors Plan. If the Incentive Plan is approved by the Company’s shareholders as proposed, no further awards will be made under the 2004 Stock Incentive Plan. Awards will continue to be made to non-employee directors under the 2000 Directors Plan as non-employee directors are not eligible participants under the Incentive Plan.

The Board of Directors recommends a vote FOR the proposal to approve the 2013 Stock Incentive Plan.

PROPOSAL NUMBER 5

Shareholder Proposal Regarding Lobbying Activities

The American Federation of State, County and Municipal Employees (AFSCME), AFL-CIO, 1625 L Street, N.W., Washington, D.C. 20036-5687, on behalf of the AFSCME Employees Pension Plan, the owner of 35,574 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Union Pacific Corporation (“Union Pacific”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Union Pacific used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Union Pacific’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Union Pacific is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Without adequate accountability, company assets could be used for objectives contrary to Union Pacific’s long-term interests.

Union Pacific spent approximately $11.75 million in 2010 and 2011 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states. Union Pacific lobbies extensively at the state level with at least 93 lobbyists in 20 states between 2003 and 2011 (National Institute on Money in State Politics). Union Pacific is a member of the Chamber of Commerce, an organization characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012), which has spent over $300 million on lobbying since 2010. Union Pacific does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the company’s $5,000 contribution to the American Legislative Exchange Council’s 2011 annual meeting.

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program, including certain lobbying activities, to educate and inform public officials about the Company’s position on issues significant to the Company’s business. Additionally, in response to discussions with shareholders following consideration of a similar proposal last year, the Company now includes relevant disclosure on its website, including its processes and oversight for political contributions and lobbying activities. This information is available at www.up.com/investors/attachments/governance/political_contributions.pdf. The Board of Directors opposes the additional disclosures that the proposal requests because the reporting of corporate lobbying activity is already heavily regulated and the Company complies with all federal, state and local lobbying registration and disclosure requirements, making the adoption of this proposal unnecessary and redundant with information that is already available to the public.

The Company files all required quarterly and semi-annual reports pursuant to the federal Lobbying Disclosure Act with the U.S. House of Representatives and the U.S. Senate and links to these reports are provided on the Company’s website listed above. These reports are publicly available and provide information on activities associated with affecting legislation through communication with any member or employee of a legislative body or with any covered executive branch official. As required by law, these reports also disclose the Company’s lobbying expenditures, describe specific pieces of legislation that were the topic of communication and identify the individuals who lobbied on behalf of the Company. The Company files similar periodic reports as required by state agencies reflecting lobbying activities at the state level, which are also publicly available.

In addition, the Company is a member of a number of trade associations and industry groups at the national, state and local level. From time to time, each of these entities communicates the position of its membership on public policy issues to government officials and the public. Although lobbying is not the primary focus of these entities, a portion of the dues that the Company and other members pay to such trade organizations and industry groups may be part of the funds they use, in their sole discretion, to engage in certain lobbying activities. The Company does not direct how these funds are used. The Company discloses, on an annual basis, trade associations to which the Company pays dues and, based on the information the Company receives, the amount of the Company’s dues that were used by the trade association for lobbying. These disclosures regarding the Company’s membership in trade associations already are available on the Company’s website address listed above.

The Board believes that the Company has a legitimate interest in participating in the political process on issues that affect its business and also acknowledges the interests of shareholders in information about this participation. However, the Company already appropriately discloses its lobbying activities consistent with federal, state and local law. The Board believes that the proposal’s additional disclosures would impose an unnecessary additional administrative burden on the Company when ample disclosure already exists regarding the Company’s lobbying activities.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of February 28, 2013 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2012 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Number of Shares Beneficially Owned (a)		Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	10,700		9,281	*
Erroll B. Davis, Jr.	10,213		12,321	*
Thomas J. Donohue	38,151		25,375	*
Archie W. Dunham	16,454		18,054	*
Lance M. Fritz	128,230		48,416	*
Judith Richards Hope	27,270	(c)	24,091	*
Robert M. Knight, Jr.	223,094		73,871	*
John J. Koraleski	508,708	(c)	103,149	*
Charles C. Krulak	10,145		9,917	*
Michael R. McCarthy	2,172		13,603	*
Michael W. McConnell	21,500		25,268	*
Thomas F. McLarty III	5,700		9,000	*
Steven R. Rogel	21,500		17,614	*
Barbara W. Schaefer	94,650		19,290
Jose H. Villarreal	2,160		6,205	*
James R. Young	2,055,856		217,193	*
Capital World Investors (d)	31,999,837		0	6.80%
BlackRock, Inc. (e)	26,326,105		0	5.60%
All current directors and executive officers as a group (20 people)	3,509,968		699,016	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2013 upon the exercise of stock options as follows: Mr. Card 3,700; Mr. Davis 7,900; Mr. Donohue 19,500; Mr. Dunham 14,000; Mr. Fritz 45,184; Mrs. Hope 19,500; Mr. Knight 32,663; Mr. Koraleski 43,886; General Krulak 7,900; Mr. McConnell 19,500; Mr. McLarty 3,700; Mr. Rogel 19,500; Ms. Schaefer 17,063; Mr. Young 1,147,142; and all current directors and executive officers as a group 1,401,138. Also included in the number of shares owned by Messrs. Knight, Koraleski, and Young 86,619; 88,027; and 319,448 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 21. These amounts for the Named Executive Officers consist of 48,416, 73,871; 103,149; 19,290; and 217,193 unvested stock units owned by Messrs. Fritz, Knight, Koraleski, Schaefer and Young awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)	In addition, Mrs. Hope is the trustee of a children’s trust that owns 600 shares of common stock and Mr. Koraleski is the custodian for the Mary Cate Koraleski UTMA that holds 2,278 shares of common stock. Mrs. Hope and Mr. Koraleski both disclaim beneficial ownership in these shares.

(d)	Based solely upon information contained in Schedule 13G/A filed on February 13, 2013, reporting that, as of December 31, 2012, this holder held sole and shared voting power over 19,731,937 and 0 of these shares, respectively, and sole and shared dispositive power over 31,999,837 and 0 of these shares, respectively. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(e)	Based solely upon information contained in Schedule 13G/A filed on February 11, 2013, reporting that, as of December 31, 2012, this holder held sole and shared voting power over 26,326,105 and 0 of these shares, respectively, and sole and shared dispositive power over 26,326,105 and 0 of these shares, respectively. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold seven times annual salary and that the other Named Executive Officers hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2012, all of the Named Executive Officers met their stock ownership targets.

Trading in Derivatives of our Common Stock

The Company generally prohibits executive officers (including the Named Executive Officers) subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 (Exchange Act) from, and the Compensation and Benefits Committee discourages, hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. In addition, executive officers may not pledge, deliver as collateral, or maintain a margin account or otherwise subject shares of our common stock to any other prohibited security arrangement. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership target as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).

•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares disclaimed by the executive officer for purposes of reporting beneficial ownership under Section 16 reporting of the Exchange Act. All of the reporting obligations of the executive officer under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Strategy

For fiscal year 2012, our Named Executive Officers were our President and CEO, John J. Koraleski, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, James R. Young, Chairman of the Board, Lance M. Fritz, Executive Vice President-Operations of the Railroad and Barbara W. Schaefer, Senior Vice President-Human Resources and Secretary.

The following principles continue to guide our compensation programs for the Named Executive Officers:

•

Pay for Performance—A significant portion of the executive’s opportunity for compensation is tied to annual and long-term Company performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with our compensation programs allowing our pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Alignment with Shareholder Interests—By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Competitive Compensation—We design compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

The Compensation and Benefits Committee (the Committee) believes our compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management. The Committee carefully evaluated the results of the 2012 annual advisory vote approving our executive compensation. The Committee also considered other factors in evaluating our executive compensation program as discussed in this Proxy Statement, including another record year of operating and financial performance for the Company (described below), appropriate peer comparisons, and the continuing success of our executive compensation programs in supporting the Company’s achievement of key goals and business objectives. While each of these factors influenced the Committee’s decisions regarding the compensation of our Named Executive Officers, the Committee decided to maintain the Company’s current executive compensation programs and policies.

Compensation Best Practices

Our compensation programs, decisions, and practices detailed in this Proxy Statement continue to reinforce our compensation philosophy and encourage behavior and performance that is in the long-term best interests of the Company and its shareholders.

•

Emphasis on Performance-Based Variable Compensation. The Committee continues to award the majority of Total Direct Compensation (as defined below) to the Named Executive Officers in the form of performance-based variable compensation. The Company targets base salaries below the median of our Peer Group (as defined below). The Company links the discretionary bonus program to both individual and Company performance.

•

Compensation Tied to Long-Term Performance. A significant portion of our long-term incentives are in the form of stock options and performance-based stock units. Stock options have no value to the executive unless the stock price appreciates above the exercise price. Performance-based stock units are subject to risk of forfeiture if the Company does not achieve predetermined, multi-year objectives.

•

Independent Consultant and Peer Group Analysis. The Committee utilizes the services of an independent compensation consultant who analyzes our Peer Group (as defined below) for compensation comparison purposes. The consultant assists the Committee in its deliberations and provides input at every meeting of the Committee. During 2012, the compensation consultant did not provide any services to the Company.

•	No Repricing or Back-dating of Options. Our stock incentive plan prohibits repricing of outstanding stock options without the approval of shareholders, and we have never back-dated stock options.

•

Compensation Recoupment Policy. Our policy authorizes the Board to make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of all or a portion of our financial statements.

•

Minimal Perquisites. We only provide tax and financial counseling services and personal excess liability coverage for certain key executives. Pursuant to the Company’s security policy, the Chairman and the CEO are required to use Company aircraft for all air travel, whether personal or business, and income is imputed accordingly for personal travel without tax gross-ups. In the occasional event that one of the other Named Executive Officers uses the Company aircraft for personal travel, income is imputed for personal travel without tax gross-ups. Such personal travel must be approved in advance by the CEO.

•

Stringent Executive Stock Ownership Guidelines. Our CEO must own Company stock having a value equal to at least seven times his or her annual salary, and each of the other Named Executive Officers must own four times his or her annual salary. As of December 31, 2012, all of the Named Executive Officers held amounts of Company stock significantly in excess of their ownership targets.

•

Policy Prohibiting Hedging of Company Stock. We prohibit executive officers from pledging, buying, selling or writing puts, calls or options or maintaining a margin account related to Company stock and from executing derivative arrangements linked to Company stock.

•	No Employment Agreements. We do not have employment agreements with any of our executives, including our Named Executive Officers.

•

Double Trigger Change-in-Control Plan. Our change-in-control plan provides a severance payment and accelerated vesting of equity awards only if a covered executive is terminated following a change-in-control (i.e., “double trigger”).

•

Limited Post-Termination Benefits. The Company limited the benefits under its change-in-control plan to 2.99 times salary plus bonus for any eligible executive after September 25, 2003. Additionally, there is no excise tax gross-up payment for executives that became eligible under the plan after November 17, 2010.

•	No Tax Gross-Up Payments. We do not provide tax gross-up payments with respect to any perquisites.

Compensation Overview

The Committee reviews and recommends for Board approval the compensation of all of the Named Executive Officers. Our CEO provides the Committee with his evaluation of the performance of the other Named Executive Officers (excluding himself and the Chairman) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant on matters related to the Named Executive Officers (including the CEO and the Chairman) and other executive compensation. For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 5 and 6 of this Proxy Statement.

The Committee reviews Total Direct Compensation for each of the Named Executive Officers on an annual basis prior to the first Board meeting of the year and may also reassess Total Direct Compensation during the year in connection with a promotion or significant change in responsibilities. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments. Collectively, these programs are designed to motivate our executives to achieve consistent, superior performance.

Competitive Market Review

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the Named Executive Officers against competitive market information. To assess competitive market information, the Committee looks primarily to proxy statement data among a group of peer companies listed below (the Peer Group). The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company. The Committee also reviews relevant data provided by FWC, the Committee’s compensation consultant, for purposes of evaluating the compensation for the Chairman.

The Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of our executives’ compensation should be incentive-based. The Committee generally targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and generally determines compensation within that range based upon relative individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described below). Other factors may include the individual performance of each Named Executive Officer and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing our executive positions with comparable positions at companies within the Peer Group, the Committee and FWC review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

Our Peer Group for 2012 consisted of the following 18 companies:

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co.
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	Time Warner Cable	UPS

The Committee selected this Peer Group with the assistance of its compensation consultant, FWC, after surveying U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2012 Peer Group are summarized below.

	Peer Group		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$23,952	$34,203	$20,926	40	th
Operating Income	$4,452	$4,780	$6,700	97	th
Total Assets	$34,135	$47,765	$47,153	75	th
Market Capitalization	$31,551	$44,672	$55,887	86	th
Employees	58,930	84,008	44,861	41	st

Dollars	in millions. Based on information available as of December 31, 2012.

Management’s Role in the Compensation Process

Management’s role in the compensation process is twofold. First, at the beginning of the year, management conducts its annual planning process to recommend business objectives to the Committee and the Board (focusing on safety, service, and financial performance) for the annual cash bonus and performance criteria for the long-term incentive compensation program for the upcoming performance year. Second, at the end of the year, the CEO makes recommendations to the Committee regarding the Total Direct Compensation of the other Named Executive Officers based upon a review of Company performance and the performance of each Named Executive Officer for the year.

Management’s planning process for developing the Company’s annual operating plan encompasses all departments and includes the consideration of many quantitative and qualitative factors, including the Company’s financial results and Railroad operations during the prior year; safety, business and leadership initiatives; customer service; strategic initiatives; economic indicators; forecasted demand and volume; planned capital expenditures; competitive market conditions; and general business forecasts. An integral part of this process is the establishment of departmental goals and objectives and individual goals and objectives for the Named Executive Officers and other executives that together provide the framework for meeting the business objectives.

At the beginning of each year, management presents the proposed operating plan to the Board. Based on the Board’s approval of the Company’s operating plan, the CEO and Senior Vice President-Human Resources (SVP-HR) propose to the Committee business objectives for the annual bonus plan and performance criteria and targets for the performance stock units for the upcoming year. The CEO also reviews any recommendations that the SVP-HR (with any input from the Committee’s compensation consultant) may make regarding the compensation mix, award types, vesting requirements, targeted percentiles, and any other features of the Company’s compensation arrangements applicable to the other Named Executive Officers. The Committee reviews these compensation proposals and makes a recommendation to the Board of Directors for approval. Periodically during the year, the CEO reviews year-to-date performance with each of the other Named Executive Officers.

At the end of the performance year, the CEO reviews the performance of the other Named Executive Officers and competitive data on Total Direct Compensation prepared by the SVP-HR (based upon data supplied by the Committee’s compensation consultant) prior to making recommendations to the Committee. Management, including the CEO and SVP-HR, reviews

Company and individual performance, and the CEO proposes to the Committee amounts for base salary, annual bonuses, and long-term incentives for each of the Named Executive Officers, other than himself. The determination of the CEO’s base salary, annual bonus, and long-term incentives is reserved for the Committee, taking into account the advice of its consultant. The Committee’s compensation consultant presents to the Committee competitive analyses regarding the Total Direct Compensation with respect to the CEO, which the compensation consultant performs without any participation of, input from or prior review by the CEO. The Committee reviews the relevant compensation analyses and, together with the other independent directors, evaluates the CEO’s performance and determines the appropriate level of Total Direct Compensation based upon such evaluation.

Company Performance for 2012

In 2012, we again delivered record results by focusing on safety, customer service and financial performance. Operating a safe railroad benefits our employees, customers, shareholders, and the communities we serve. Providing excellent service for our customers allows them to succeed in their marketplace and allows us to earn re-investible returns. Implementing productivity initiatives to improve efficiency, increase revenues and reduce costs rewards our shareholders.

Safety—We continued using our multi-faceted strategy to improve safety, including the Company’s system-wide focus on Total Safety Culture. For the fifth straight year, our employee injury reportable incident rate declined. These record results reflect sustained employee training, the move to standard work, and extensive efforts to identify and eliminate risk. The derailment incident rate also declined to its lowest level in 2012, down 5%, reflecting our continued focus on identifying failures before they occur.

Customer Service and Operations—In 2012, our business mix changed significantly both geographically and by commodity. Nevertheless, by adjusting resources to match network requirements, we continued operating an efficient and fluid network. Average train speed (as reported to the Association of American Railroads) increased 4% compared to 2011, reflecting more efficient operations and relatively mild weather conditions compared to 2011, which included severe winter weather, flooding, and extreme heat and drought that affected various parts of our network during the year. The improvements in network operations and our focus on creating value for our customers resulted in a new record for our customer satisfaction index.

Financial Performance—We produced another record-setting year in 2012, generating operating income of $6.7 billion, an 18% increase over 2011. Despite flat volume, core pricing gains of 4.5% and higher fuel surcharge recoveries more than offset inflation and higher depreciation expense to drive the increase. Our operating ratio for 2012 of 67.8% was an all-time best, improving from last year’s operating ratio of 70.7%. Net income of $3.9 billion surpassed our previous milestone set in 2011, translating into earnings of $8.27 per diluted share for 2012. We generated free cash flow of $1.4 billion (after dividends of $1.1 billion) on the strength of $6.2 billion cash from operations.[1] Additionally, we generated a record annual return on invested capital (ROIC) of 14.0%, a 1.6 percentage point improvement from our previous best set in 2011.[2] Our shareholders benefited from a record setting 2012. We returned over $2.6 billion to shareholders through stock repurchases and dividend payments, and our market capitalization increased over 16% in 2012. Between dividends and stock price appreciation, shareholders earned a total return of 21% for the year.

Relative Peer Group Performance—The Committee benchmarks our financial performance as measured by growth in total revenue, operating income, and diluted earnings per share from continuing operations (EPS), against the results of the Peer Group (as described above). In addition, we compare our ROIC and total shareholder return with those of the Peer Group. For 2012, our overall composite percentile rank of these five measures was among the highest in our Peer Group.

(1)	Free cash flow is not considered a financial measure under accounting principles generally accepted in the U.S. (GAAP) by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Named Executive Officer Accomplishments During 2012

In setting compensation for Mr. Koraleski, the Committee, along with all the other non-management, independent directors, considered the Company’s 2012 record-setting performance, which produced another year of outstanding safety, operating and financial results. During his first year as CEO, Mr. Koraleski led the Company’s focused efforts on productivity, efficiency, and leveraging the strengths of the Company’s rail franchise. These efforts were driven by senior management leadership, innovation, and the consistent development and implementation of the Company’s strategic initiatives. In addition, the Committee reviewed Mr. Young’s many contributions and leadership as Chairman of the Board, particularly his continued oversight of the Company’s strategy and business plan to increase profitability and maximize shareholder value. Despite Mr. Young’s health condition, he continues to spend significant time on Company matters and provides meaningful services to the Board and the Company.

In setting compensation for the other Named Executive Officers, the Committee first considered the operational and financial performance of the Company in 2012. The Committee considered the CEO’s recommendations for compensation of each of the other Named Executive Officers, as well as the responsibilities of each Named Executive Officer, and their tenure and award levels relative to the Peer Group. The Committee also considered the following accomplishments of each of the Named Executive Officers other than Messrs. Koraleski and Young.

Mr. Knight led the development and implementation of a financial strategy that continued to generate strong value for shareholders, producing record financial results again in 2012. Under his leadership, the Company remained focused on obtaining fair value for its service offerings while continuing to implement cost efficiencies. As a result, the Company achieved a 23% increase in diluted earnings per share, and a 2.9 percentage point improvement in operating ratio, to a record 67.8%, despite flat volumes versus 2011. The Company’s continued strength in business fundamentals, combined with continued balance sheet improvement also led to credit ratings upgrades from Standard & Poors and from Moody’s. Record earnings and strong cash flows allowed the Company to provide significant returns to shareholders again in 2012, including a 29% increase in total declared dividends per share for the year, and $1.5 billion in share repurchases. Between dividends and stock price appreciation, shareholders earned a total return of 21.2% for the year, compared to 16.0% for the S&P 500 and 8.9% for the other North American large cap rail stocks.

Mr. Fritz led the Company’s Operating team in setting new records in safety, while providing excellent customer service and enhancing productivity. In 2012, the employee injury reportable incident rate per 200,000 employee hours declined 12% from 2011, to a new record low. These results reflect a continuing emphasis on employee training, standardizing work, Total Safety Culture, and extensive efforts to identify and eliminate risk. The derailment incident rate also declined to a record low level in 2012, down 5%. The Company’s new Courage to Care initiative emphasized employee engagement and how daily actions can improve safety every day. Under Mr. Fritz’s leadership, the Company adjusted resources to match significant changes in market and network requirements while continuing to operate an efficient and fluid network. The Company demonstrated agility and resiliency in managing through the shift in business mix, including growth in manifest and premium commodity volumes in the Southern region of the network and lower coal shipments in the Northern region. Average train speed increased 4% in 2012 compared to 2011, reflecting more efficient operations and relatively mild weather conditions compared to 2011. Mr. Fritz’s leadership of these operational and performance improvements contributed to record customer satisfaction in 2012.

Ms. Schaefer served two roles for the Company, as Secretary and as head of the Human Resources team. As Secretary, Ms. Schaefer led activities designed to ensure that the Company continues to maintain the highest standards of corporate governance by fostering strong Board communication and adherence to the Company’s Corporate Governance Guidelines and Policies. In particular, Ms. Schaefer ensured that Board materials and meeting agendas appropriately consider issues identified as priorities by the Board and the Company’s senior leadership, including, strategic planning, risk management, succession planning and maximization of shareholder value. Under her leadership of the Human Resources function, the Company continued to attract, train, develop, motivate and engage quality employees. Ms. Schaefer retired from the Company effective March 1, 2013.

Compensation Elements

In February 2013, the Committee, in determining each Named Executive Officer’s Total Direct Compensation, reviewed and considered the Company’s level of achievement in relation to its business objectives in 2012, including the new, all-time records in safety, customer service and financial performance, as well as each Named Executive Officer’s accomplishments.

Total Direct Compensation includes the following basic compensation elements: (i) base salary, (ii) annual cash bonus, and (iii) long-term incentive compensation, which consists of performance stock units, retention stock units, and stock options.

Base Salary

We pay base salary to provide a stable source of income for performing job responsibilities and at a level that supports the objectives of our performance-based compensation programs. The Committee reviews the base salaries of the Named Executive Officers at the beginning of each year.

The CEO reviews base salaries and prior year performance and accomplishments for the other Named Executive Officers, excluding the Chairman, and recommends a base salary for the coming year for each of them. The Committee considers and evaluates these base salary recommendations. The Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) Peer Group proxy statement data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating each factor and applies no specific weights to the above factors. The Committee, with input from its compensation consultant and the Board’s review of CEO performance, alone assesses and determines the base salary of the CEO.

The Committee increased Mr. Koraleski’s salary in 2013 based on his accomplishments and leadership of the Company’s record performance during his first year as CEO. In addition, the Committee noted that Mr. Koraleski’s 2012 salary was in the lowest quartile compared to other CEOs in the Peer Group. The Committee reduced Mr. Young’s salary for 2013, accounting for the changes to his functional responsibilities during the last year as Mr. Koraleski assumed the CEO position and Mr. Young continued serving as the Company’s Chairman.

In each of February 2012 and February 2013, the Committee reviewed and considered the achievement of the Company’s business objectives for the prior year. As a result of strong Company performance in both 2011 and 2012, the CEO recommended, and the Committee approved, the salary increases for the other Named Executive Officers, excluding the Chairman, shown below.

2012/2013 Salary Versus Peer Group

Name	2011 Salary	Increase for 2012	2012 Salary	vs. Peer Group	Increase for 2013	2013 Salary
John J. Koraleski	$484,000	24%	$600,000	Below 25P	67%	$1,000,000
Robert M. Knight, Jr.	478,000	3%	492,000	Below 25P	3%	507,000
James R. Young	1,150,000	0%	1,150,000	Between 25P & Median	(48%)	600,000
Lance M. Fritz	381,000	10%	420,000	Below 25P	5%	441,000
Barbara W. Schaefer (1)	391,000	3%	403,000	Between 25P & Median	0%	—

(1)	Effective March 1, 2013, Ms. Schaefer retired from the Company.

Annual Cash Bonus

We pay an annual cash bonus in order to link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and to reflect individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the Named Executive Officers. Although we communicate specific business objectives to the Company as a whole based on the operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established the funding level by considering competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation less current salaries) and our success in achieving our business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each Named Executive Officer on a discretionary basis. The Committee believes this is an effective way to reinforce our pay-for-performance philosophy, as annual bonuses are based upon (i) in large part, the Company’s performance and (ii) the individual executive’s performance during the period. This discretionary process has resulted in the annual cash bonus ranging from zero for all Named Executive Officers to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable performance year versus the Company’s EPS as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable Performance Year. For Performance Year 2004, the Company did not pay bonuses to its executives.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2004-2007 include adjustments for the Company’s May 28, 2008, two-for-one stock split.

(3)	For Performance Years 2006 and 2012, the Company had a separate Chairman and CEO, who each received bonuses. The shaded area represents the difference of how the bonus received by the Chairman contributed to the average.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the Named Executive Officers within a range of the median to seventy-fifth percentile of our Peer Group based on performance. Depending primarily on the position of the Named Executive Officer, Company-level performance and individual performance, this process generally results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the other Named Executive Officers, and provides the Committee an annual cash bonus recommendation for each Named Executive Officer other than himself and the Chairman. The Committee considers these recommendations as part of its subjective assessment of each Named Executive Officer, and may make adjustments in its discretion. The Committee, with input from its consultant and the review of the evaluations of the CEO and the Chairman by the independent members of the Board, alone assesses and determines the bonus for the CEO and for the Chairman.

2012 Total Cash Compensation Versus Peer Group

Name	2012 Bonus	2012 Salary	Total 2012 Cash Comp	vs. Peer Group
John J. Koraleski	$3,000,000	$600,000	$3,600,000	Above 75P
Robert M. Knight, Jr.	1,345,000	492,000	1,837,000	Above 75P
James R. Young	2,000,000	1,150,000	3,150,000	Between Median & 75P
Lance M. Fritz	1,000,000	420,000	1,420,000	Above 75P
Barbara W. Schaefer	860,000	403,000	1,263,000	Above 75P

Long-Term Incentive Compensation

We award long-term incentive compensation to encourage executives to manage for long-term business success and continue their employment with the Company. Currently, the Company’s long-term compensation is entirely equity-based, which, together with the Company’s stock ownership requirements and other policies, provides motivation to enhance shareholder value and meet the Company’s financial objectives. The components of long-term incentive compensation are:

•	performance stock units, which are earned based on return on invested capital (ROIC) over a three-year period, and vest at the end of the three-year performance period;

•	retention stock units, which vest after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 53) and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives that range between 50% and 70% of each Named Executive Officer’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for our Named Executive Officers generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the Named Executive Officers (other than himself and the Chairman, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO and the Chairman). The Committee considers these recommendations and determines the final amounts of awards for each of the Named Executive Officers. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2012 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the Named Executive Officers to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The long-term incentive program for the Named Executive Officers in 2012 included the following targeted mix of equity compensation based on grant date fair value: 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the Named

Executive Officers and a description of the terms of these awards are set forth on pages 57 and 58 in the Grants of Plan-Based Awards in Fiscal Year 2012 Table and accompanying narrative discussion.

Performance Stock Units

The Committee utilizes performance stock units to (i) motivate, reward, and retain executives who make significant contributions to the achievement by the Company of safety, customer service and financial goals, (ii) promote and closely align the interests of the Named Executive Officers and other executives with those of our shareholders, and (iii) help ensure that executive compensation remains competitive with our industry peers and companies with which we compete for executive talent.

In February 2012, the Committee awarded the Named Executive Officers performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period).

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicate success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2010 – 2012	7.3%	8.3%	10.3%
2011 – 2013	10.0%	11.5%	12.0%
2012 – 2014	11.0%	13.0%	14.0%

The performance stock units generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria. Performance stock units that are earned during any year of the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and are not subject to any further performance criteria. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of performance stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional performance stock units up to a total of two-thirds of the target number of performance stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two times the target number of performance stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the entire three-year Performance Period. If the Company does not meet the threshold ROIC level in any year, executives will not earn any performance stock units in that year. The Company will pay or accrue dividend equivalents between the time performance stock units are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each Named Executive Officer is set forth on page 57 in the Grants of Plan-Based Awards in Fiscal Year 2012 table.

For the performance stock units granted in 2010, 2011 and 2012, the Committee certified the ROIC results as shown in the table below.

	2010	2011	2012
ROIC as reported in the Company’s Annual Report on Form 10-K for the years ended December 31	10.8%	12.4%	14.0%
ROIC as certified by the Committee for Performance Stock Unit Awards	10.77%	12.35%	14.02%

Performance stock units earned under each of the 2010, 2011 and 2012 grants for each of the Named Executive Officers are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2012 Fiscal Year-End Table on page 59. The table below summarizes how performance stock units were earned to date.

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2010 – 2012	12.3%	+100%	200% of the target number of stock units
2011 – 2013	13.1%	+100%	100% of 2/3 of the target number of stock units
2012 – 2014	14.0%	+100%	100% of 1/3 of the target number of stock units

(1)	Years one and two of each Performance Period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the Performance Period. Amounts earned at the conclusion of the Performance Period may be different depending on future years’ performance.

At its meeting in February 2013, the Committee awarded the Named Executive Officers performance stock units with the same terms as the 2012 grants discussed above, except the Committee set a new performance target for ROIC.

Retention Stock Units

The Committee believes that retention stock units ensure consistency of leadership at the Company by retaining key executives in a competitive labor market. Although equity awards generally include an element of performance incentive, the Committee awards retention stock units (which are not performance based) primarily to encourage continuity of management. While our 2004 Stock Incentive Plan provides a minimum three-year period for retention stock vesting, our retention stock awards typically provide for vesting after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units to a Named Executive Officer who is also a “covered employee” for purposes of Section 162(m) of the Code if we anticipate that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. In that case, payment is delayed until the first taxable year in which we anticipate our tax deduction would no longer be limited by Section 162(m) of the Code.

Stock Options

The Committee believes that stock options combine both retention and performance elements and, therefore, serve as an important element of long-term compensation. We directly tie the amount executives realize under stock option grants to the future performance of the Company’s stock, aligning the interests of executives with those of the Company’s shareholders. Although our 2004 Stock Incentive Plan provides for a minimum one-year vesting period for stock options, our stock option awards provide that stock options become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Summary of 2012 Total Direct Compensation Decisions

The following table summarizes the 2012 Total Direct Compensation the Committee approved for each Named Executive Officer. The compensation elements included in the table reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process and reflect the fact that Mr. Young was serving as CEO at the time the 2013 long-term incentive awards were granted. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the

Summary Compensation Table on page 55. The Committee considers these pension and deferral compensation programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, also excluded from the table below. This table is supplementary and is not intended to replace the Summary Compensation Table.

2012 Total Direct Compensation Versus Peer Group

Name	Total 2012 Cash Comp	Total 2012 LTI Award	Total 2012 Direct Comp	vs. Peer Group
John J. Koraleski	$3,600,000	$2,375,000	$5,975,000	Below 25P
Robert M. Knight, Jr.	1,837,000	2,500,000	4,337,000	Above 75P
James R. Young	3,150,000	9,000,000	12,150,000	Between Median & 75P
Lance M. Fritz	1,420,000	2,150,000	3,570,000	Above 75P
Barbara W. Schaefer	1,263,000	900,000	2,163,000	75P

2013 Long-Term Incentive Awards

In February 2013, the Committee reviewed and considered the achievement of the Company’s business objectives in 2012, including the record accomplishments in safety, customer service, and financial performance discussed above under the section captioned Company Performance for 2012, as the primary factor in determining each Named Executive Officer’s annual long-term incentive awards. In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each Named Executive Officer under the Annual Cash Bonus section. The Committee awarded each Named Executive Officer the long-term incentive awards as shown in the table below. However, Ms. Schaefer advised the Company of her plans to retire in February 2013, and, as a result, the Committee did not award Ms. Schaefer any long-term incentive awards in 2013.

The Committee awarded each Named Executive Officer a long-term incentive award, based on grant date fair value, consisting of 40% performance stock units, 20% retention stock units and 40% stock options.

2013 Long-Term Incentive Awards

Name	Total 2013 LTI Award	Stock Options (40% of LTI Award)	Retention Stock Units (20% of LTI Award)	Performance Stock Units
				Threshold	Target (40% of LTI Award)	Maximum
John J. Koraleski	$7,000,000	80,058	10,607	10,607	21,213	42,426
Robert M. Knight, Jr.	2,650,000	30,309	4,016	4,016	8,031	16,062
James R. Young	4,000,000	45,747	6,061	6,062	12,123	24,246
Lance M. Fritz	2,300,000	26,307	3,485	3,486	6,972	13,944
Barbara W. Schaefer	0	0	0	0	0	0

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the Named Executive Officers, receive tax and financial counseling services and personal excess liability coverage. Pursuant to the Company’s security policy, the Chairman and the CEO are required to use Company aircraft for all air travel, whether personal or business, and the

Committee believes this requirement to be in the best interest of the Company, as it provides security, improves Company access to the Chairman and the CEO while traveling, and enhances the effectiveness and efficiency of our Chairman and CEO. Income is imputed to the Chairman and the CEO for personal travel without tax gross-ups and in the occasional event that one of the other Named Executive Officers uses the Company aircraft for personal use, income is imputed for personal travel without tax gross-ups. Such personal travel must be approved in advance by the CEO.

The value of perquisites provided to the Named Executive Officers by the Company is not a significant portion of each of the Named Executive Officers’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the Chairman and the CEO, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other Named Executive Officers.

Post-Termination Compensation and Benefits

Post-termination compensation and benefits are designed to promote long-term commitment to the Company, which consist of the following elements: deferred compensation, pension, and potential change-in-control payments.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to our competitive compensation arrangements and help attract executives. Our deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 65. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 64.

Pension Plan and Supplemental Pension Plan

We sponsor a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that our defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the Named Executive Officers) provide our employees with a competitive retirement benefit. We offer a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under our defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 62 through 63.

Change-in-Control Arrangements

The Named Executive Officers do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the Named Executive Officers, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Messrs. Koraleski and Young and two times this sum for each of Messrs. Knight and Fritz. Ms. Schaefer retired in February 2013 and is no longer a participant in the Continuity Plan. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. In November 2010, the Committee eliminated the tax gross-up payment for any individual who becomes an eligible employee under the Continuity Plan on or after November 17, 2010. As a result of Mr. Koraleski’s election to serve as the Company’s President and Chief Executive Officer on March 2, 2012, the Committee adjusted Mr. Koraleski’s severance payment to three times the sum of base salary and bonus, without any tax gross-up on such payment.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the Named Executive Officers upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 68 through 70.

Other Aspects of Our Compensation Program

Company Grant Practices

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees on the day the Committee and the Board, as applicable, approves the award. The option price of all stock options is the closing price of our stock on the date of grant. The Company does not allow employees to select the effective date of stock option awards, and the Committee does not time its approval of stock option awards around the release of any material non-public information.

Prohibition on Stock Option Repricing

Our 2004 Stock Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders. Although there are outstanding stock option awards under other prior stock plans that do not prohibit the Committee from repricing stock options, the Committee does not intend to reprice any outstanding options. Additionally, neither the Company nor the Committee has ever back-dated stock options.

Recoupment Policy for Financial Restatement

In February 2007, the Board of Directors adopted a policy that authorizes the Board, in consultation with the Audit Committee, to examine circumstances surrounding a restatement of all or a portion of our financial statements. The Board, in consultation with the Compensation and Benefits Committee, may make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of our financial statements. The Board will take appropriate action to recover any amount determined to have been inappropriately received by any individual executive subject to this policy.

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Code, annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of Section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, our shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other Named Executive Officers (excluding the CFO in accordance with Section 162(m) of the Code), is deductible up to $1.0 million in any year.

Tally Sheets

The Committee periodically reviews a Tally Sheet at its meetings. The Tally Sheet includes the current and three-year historical Total Direct Compensation and Peer Group data for the Named Executive Officers. The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the Named Executive Officers.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2013 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Thomas J. Donohue

Thomas F. McLarty III

Steven R. Rogel

Jose H. Villarreal

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the Named Executive Officers, including salary, bonus, the value of stock awards and option awards and other compensation for 2012, 2011 and 2010.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total Compensation (e)
John J. Koraleski	2012	$580,395		$3,000,000	$1,425,406	$950,067	$2,245,343	$138,889	$8,340,100
President & CEO (f)	2011	481,667		1,205,000	1,320,041	880,039	1,970,291	36,868	5,893,906
	2010	470,000		1,160,000	1,080,078	720,002	1,147,207	29,190	4,606,477

Robert M. Knight, Jr.	2012	489,667		1,345,000	1,500,324	1,000,007	2,438,372	75,615	6,848,984
EVP Finance & CFO	2011	475,667		1,195,000	1,410,178	940,034	1,406,350	29,840	5,457,069
	2010	462,500		1,150,000	1,260,090	840,048	861,950	27,843	4,602,431

James R. Young	2012	1,150,000		2,000,000	5,400,341	3,600,043	6,823,806	140,782	19,114,972
Chairman (f)	2011	1,150,000		4,000,000	4,800,370	3,200,043	5,861,505	122,294	19,134,212
	2010	1,150,000		3,700,000	4,200,120	2,800,014	3,312,625	101,814	15,264,573

Lance M. Fritz	2012	413,500		1,000,000	1,290,139	860,045	599,634	21,430	4,184,748
EVP Operations	2011	379,167		850,000	600,163	400,080	297,535	30,356	2,557,301
	2010	346,333		500,000	285,082	190,013	149,507	19,475	1,490,410

Barbara W. Schaefer	2012	401,000		860,000	540,034	360,089	1,283,917	21,055	3,466,095
SVP Human Resources & Secretary (g)	2011	389,167		780,000	510,120	340,085	1,108,494	20,600	3,148,466
	2010	375,352	(h)	750,000	432,166	288,034	701,461	20,286	2,567,299

(a)	Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page 57 for the grant date fair value of the retention stock units and performance stock units. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the Named Executive Officers. The maximum value of performance stock units for 2012 for Mr. Koraleski is $1,900,617, for Mr. Knight is $2,000,432, for Mr. Young is $7,200,455, for Mr. Fritz is $1,720,262 and for Ms. Schaefer is $720,045.

(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2012	2011	2010
Risk-free interest rate	0.78%	2.3%	2.4%
Dividend yield	2.1%	1.6%	1.8%
Expected life (years)	5.3	5.3	5.4
Volatility	36.8%	35.9%	35.2%
Grant date fair value of options granted	$31.29	$28.45	$18.26

(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each Named Executive Officer. If the discount rate and discount period assumptions had not changed, the present value of the accrued annual pension benefit would have been $689,570 for Mr. Koraleski, $383,984 for Mr. Knight, $2,384,288 for Mr. Young, $314,721 for Mr. Fritz and $321,587 for Ms. Schaefer.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

Name and Principal Position	Year	Perquisites			Company- Matched Thrift Plan Contributions	Total All Other Compensation
		Use of Corporate Aircraft (i)	Tax and Financial Counseling Services	Excess Liability Premium

John J. Koraleski	2012	$99,044	$21,508	$925	$17,412	$138,889
President & CEO	2011	0	21,493	925	14,450	36,868
	2010	0	14,165	925	14,100	29,190

Robert M. Knight, Jr.	2012	2,559	57,441	925	14,690	75,615
EVP Finance & CFO	2011	0	14,645	925	14,270	29,840
	2010	987	12,056	925	13,875	27,843

James R. Young	2012	58,943	46,414	925	34,500	140,782
Chairman	2011	38,641	48,228	925	34,500	122,294
	2010	46,003	20,385	925	34,501	101,814

Lance M. Fritz	2012	0	8,100	925	12,405	21,430
EVP Operations	2011	1,111	16,945	925	11,375	30,356
	2010	0	8,160	925	10,390	19,475

Barbara W. Schaefer	2012	0	8,100	925	12,030	21,055
SVP Human Resources & Secretary	2011	0	8,000	925	11,675	20,600
	2010	0	8,100	925	11,261	20,286

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(e)	For comparison purposes, refer to the 2012 Total Direct Compensation Versus Peer Group Table on page 51, which provides a summary of the total compensation approved by the Committee for 2012.

(f)	On March 2, 2012, Mr. Young stepped down from his duties as President & CEO of the Company and the Railroad due to a health condition and Mr. Koraleski was elected to serve as President & CEO of the Company and the Railroad. Mr. Young remains Chairman of the Company.

(g)	Ms. Schaefer retired from the Company and the Railroad effective March 1, 2013.

(h)	Ms. Schaefer’s annual base salary for 2010 of $380,000 was reduced by her voluntary election to forego a portion of her salary for departmental management purposes.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the Named Executive Officers’ compensation for 2012.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
John J. Koraleski	2/2/2012	Performance Stock Units	4,141	8,283	16,566				$950,309
President & CEO	2/2/2012	Retention Stock Units				4,141			475,097
	2/2/2012	Stock Options					30,363	$114.73	950,067

Robert M. Knight, Jr.	2/2/2012	Performance Stock Units	4,359	8,718	17,436				$1,000,216
EVP Finance & CFO	2/2/2012	Retention Stock Units				4,359			500,108
	2/2/2012	Stock Options					31,959	$114.73	1,000,007

James R. Young	2/2/2012	Performance Stock Units	15,690	31,380	62,760				$3,600,227
Chairman	2/2/2012	Retention Stock Units				15,690			1,800,114
	2/2/2012	Stock Options					115,053	$114.73	3,600,043

Lance M. Fritz	2/2/2012	Performance Stock Units	3,748	7,497	14,994				$860,131
EVP Operations	2/2/2012	Retention Stock Units				3,748			430,008
	2/2/2012	Stock Options					27,486	$114.73	860,045

Barbara W. Schaefer	2/2/2012	Performance Stock Units	1,569	3,138	6,276				$360,023
SVP Human Resources	2/2/2012	Retention Stock Units				1,569			180,011
& Secretary	2/2/2012	Stock Options					11,508	$114.73	360,089

(a)	The Exercise Price is the closing price of our common stock on February 2, 2012, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 55 for the assumptions made in calculating the grant date fair value of Stock Options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the Named Executive Officers by evaluating a combination of corporate and individual performance, as more fully described beginning on page 47 of the CD&A.

On February 2, 2012, the Committee granted performance stock units, retention stock units and stock options to each of the Named Executive Officers. Performance stock units actually earned will be subject to continued employment through February 2, 2015, and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2012 through 2014. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant based on the average of all three years of ROIC performance achieved. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividend equivalents on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 65.

One-third of each stock option grant vests each year over a three-year period from the grant date of February 2, 2012, and the retention stock units vest on February 2, 2016, in each case subject to continued employment. The maximum term of stock options is 10 years. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control.

As part of the February 2012 grants of performance stock units, retention stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units (which are not performance based) to a Named Executive Officer who is also a “covered employee” for purposes of Section 162(m) of the Code if we anticipate that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. We delay payment until the first taxable year in which we anticipate that our tax deduction would no longer be limited by Section 162(m) of the Code.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the Named Executive Officers as of our most recent fiscal year-end, including awards granted during 2012 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (a)	Market Value of Shares or Units of Stock Held That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)
John J. Koraleski	0	30,363	$114.73	2/2/2022	40,096	$5,040,869	26,341	$3,311,591
President & CEO	10,312	20,624	93.60	2/3/2021
	0	13,141	60.98	2/4/2020

Robert M. Knight, Jr.	0	31,959	114.73	2/2/2022	64,528	8,112,460	27,922	3,510,354
EVP Finance & CFO	11,015	22,030	93.60	2/3/2021
	0	15,332	60.98	2/4/2020

James R. Young	0	115,053	114.73	2/2/2022	220,492	27,720,254	97,888	12,306,479
Chairman	37,497	74,994	93.60	2/3/2021
	102,208	51,104	60.98	2/4/2020
	330,873	0	47.28	2/5/2019
	281,040	0	62.38	1/31/2018
	268,572	0	48.49	1/30/2017

Lance M. Fritz	0	27,486	114.73	2/2/2022	21,565	2,711,152	18,195	2,287,475
EVP Operations	4,688	9,376	93.60	2/3/2021
	6,936	3,468	60.98	2/4/2020
	16,242	0	62.38	1/31/2018

Barbara W. Schaefer	0	11,508	114.73	2/2/2022	22,826	2,869,685	10,074	1,266,503
SVP Human Resources & Secretary	3,985	7,970	93.60	2/3/2021
	0	5,257	60.98	2/4/2020

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units of Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
John J. Koraleski	13,141	2/4/2013	2/4/2020	0	13,805	2/2/2015
President & CEO				0	12,536	2/3/2014
				5,904		2/4/2014
				23,606		2/4/2013
				10,576		2/5/2013

Robert M. Knight, Jr.	10,653	2/2/2015	2/2/2022	4,359		2/2/2016
EVP Finance & CFO	10,653	2/2/2014	2/2/2022	2,906	14,530	2/2/2015
	10,653	2/2/2013	2/2/2022	5,022		2/3/2015
	11,015	2/3/2014	2/3/2021	6,696	13,392	2/3/2014
	11,015	2/3/2013	2/3/2021	6,888		2/4/2014
	15,332	2/4/2013	2/4/2020	27,552	0	2/4/2013
				11,105		2/5/2013

James R. Young	38,351	2/2/2015	2/2/2022	15,690		2/2/2016
Chairman	38,351	2/2/2014	2/2/2022	10,460	52,300	2/2/2015
	38,351	2/2/2013	2/2/2022	17,095		2/3/2015
	37,497	2/3/2014	2/3/2021	22,794	45,588	2/3/2014
	37,497	2/3/2013	2/3/2021	22,959		2/4/2014
	51,104	2/4/2013	2/4/2020	91,836	0	2/4/2013
				39,658		2/5/2013

Lance M. Fritz	9,162	2/2/2015	2/2/2022	3,748		2/2/2016
EVP Operations	9,162	2/2/2014	2/2/2022	2,499	12,495	2/2/2015
	9,162	2/2/2013	2/2/2022	2,137		2/3/2015
	4,688	2/3/2014	2/3/2021	2,850	5,700	2/3/2014
	4,688	2/3/2013	2/3/2021	1,558		2/4/2014
	3,468	2/4/2013	2/4/2020	6,234	0	2/4/2013
				2,539		2/5/2013

Barbara W. Schaefer	3,836	2/2/2015	2/2/2022	1,569		2/2/2016
SVP Human Resources & Secretary	3,836	2/2/2014	2/2/2022	1,046	5,230	2/2/2015
	3,836	2/2/2013	2/2/2022	1,817		2/3/2015
	3,985	2/3/2014	2/3/2021	2,422	4,844	2/3/2014
	3,985	2/3/2013	2/3/2021	2,362		2/4/2014
	5,257	2/4/2013	2/4/2020	9,450	0	2/4/2013
				4,160		2/5/2013

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.

(ii)	Reflects performance stock units granted on February 4, 2010, February 3, 2011 and February 2, 2012 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2012.

(iii)	Reflects the maximum amount of performance stock units that may be earned under the grant of performance stock units February 3, 2011 and February 2, 2012. These performance stock units are subject to a three-year performance period ending December 31, 2013 and December 31, 2014.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $125.72 on December 31, 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table shows a summary of the stock options exercised by the Named Executive Officers and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)

John J. Koraleski President & CEO	126,895	$7,871,156	26,656	$3,081,319

Robert M. Knight, Jr. EVP Finance & CFO	194,512	13,263,920	27,606	3,191,624

James R. Young Chairman	771,000	62,810,910	101,446	11,724,791

Lance M. Fritz EVP Operations	30,129	2,194,407	6,117	707,116

Barbara W. Schaefer SVP Human Resources & Secretary	52,065	3,350,336	11,205	1,295,238

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)	The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Koraleski, 19,040 shares, for Mr. Knight, 27,606 shares, and for Mr. Young, 30,058 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page 65.

Pension Benefits at 2012 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the Named Executive Officers upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2012. The present value was calculated as of December 31, 2012, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2011, were based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)
John J. Koraleski	Basic Plan	40.5833	$1,575,252
President & CEO	Supplemental Plan	40.5833	10,286,045	(b)

Robert M. Knight, Jr.	Basic Plan	32.5833	1,184,006
EVP Finance & CFO	Supplemental Plan	32.5833	6,935,256

James R. Young	Basic Plan	34.6667	1,455,072
Chairman	Supplemental Plan	34.6667	29,284,919

Lance M. Fritz	Basic Plan	12.5000	340,315
EVP Operations	Supplemental Plan	12.5000	1,053,671

Barbara W. Schaefer	Basic Plan	31.6667	1,332,194
SVP Human Resources & Secretary	Supplemental Plan	31.6667	5,100,082

(a)	Present values for Messrs. Young, Koraleski and Knight and Ms. Schaefer are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2012, Mr. Fritz was not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($266,455) and is not included in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Pensions for our Named Executive Officers are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($250,000 for 2012) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2012, the lesser of 100% of the executive’s compensation or $200,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan. Mr. Koraleski is the only active executive remaining for whom the Company purchased an annuity.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2012, Messrs. Young, Koraleski and Knight and Ms. Schaefer were eligible for early retirement under both Plans and Mr. Fritz was eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2012.

Nonqualified Deferred Compensation at 2012 Fiscal Year-End

We have two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan (the Stock Incentive Plan). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows Named Executive Officer and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2012. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Balance at Last Fiscal Year End (d)(e)
John J. Koraleski	Supplemental Thrift	$19,824	$9,912	$102,285	$536,546
President & CEO	Executive Incentive Deferral	0	0	23,613	152,097
	Deferral of Stock Unit Awards	2,155,514	0	1,483,443	9,742,118

Robert M. Knight, Jr.	Supplemental Thrift	14,380	7,190	32,496	225,686
EVP Finance & CFO	Executive Incentive Deferral	0	0	3,811	124,798
	Deferral of Stock Unit Awards	3,112,308	0	1,499,936	10,831,628

James R. Young	Supplemental Thrift	54,000	27,000	145,324	958,136
Chairman	Executive Incentive Deferral	0	0	585,133	4,130,910
	Deferral of Stock Unit Awards	3,350,106	0	5,383,614	35,158,431

Lance M. Fritz	Supplemental Thrift	9,810	4,905	8,397	72,694
EVP Operations	Executive Incentive Deferral	0	0	4,803	157,281
	Deferral of Stock Unit Awards	0	0	0	0

Barbara W. Schaefer	Supplemental Thrift	24,160	4,530	12,456	502,036
SVP Human Resources	Executive Incentive Deferral	0	0	9,900	324,193
& Secretary	Deferral of Stock Unit Awards	0	0	0	0

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.

(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2012.

(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2011 and 2010, but deferred under the Supplemental Thrift Plan are, for Mr. Koraleski, $14,200 and $13,500; Mr. Knight, $13,840 and $13,050; Mr. Young, $54,300 and $54,300; Mr. Fritz, $8,050 and $6,080 and Ms. Schaefer, $23,067 and $20,856, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2011 and 2010, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Koraleski, $7,100 and $6,750; Mr. Knight, $6,920 and $6,525; Mr. Young, $27,150 and $27,150; Mr. Fritz, $4,025 and $3,040, and Ms. Schaefer, $4,325 and $3,911, respectively.

(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 77,490 shares of Company common stock for Mr. Koraleski, 86,156 shares for Mr. Knight, and 279,656 shares for Mr. Young.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($250,000 for 2012); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($50,000 in 2012). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

Named Executive Officers made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a Named Executive Officer’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2012 (based upon the Company’s closing stock price on December 31, 2012 of $125.72), given the Named Executive Officers’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Separation from Service

In the event of the separation from service of any of the Named Executive Officers on December 31, 2012, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2012 Fiscal Year-End Table on page 62. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2012, Messrs. Koraleski, Knight and Young and Ms. Schaefer were eligible to begin benefits immediately at January 1, 2013. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Koraleski was $59,323, for Mr. Knight was $34,476, for Mr. Young was $167,646 and for Ms. Schaefer was $29,032. Assuming a termination date of December 31, 2012, Mr. Fritz would be eligible to begin his benefit on February 1, 2018. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz would be $4,993.

Each of the Named Executive Officers would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2012 Fiscal Year-End Table on page 64. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 57, the 2012 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.

Change-in-Control

The Continuity Plan provides severance benefits to the Named Executive Officers in the event (i) a change-in-control occurs and (ii) the Named Executive Officer incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the Named Executive Officer for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the Named Executive Officer has willfully and continually failed to substantially perform his duties, or (ii) the Named Executive Officer has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the Named Executive Officer is for “good reason” if it is for any of the following reasons: (i) the assignment to the Named Executive Officer of duties that are materially inconsistent with the Named Executive Officer’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the Named Executive Officer’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the Named Executive Officer’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; (iii) a material reduction in the Named Executive Officer’s pension, thrift, medical or long term disability benefits provided to the Named Executive Officer immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the Named Executive Officers receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive

Incentive Plan in the most recent three calendar years; multiplied by 3 for Messrs. Koraleski and Young and by 2 for Messrs. Knight and Fritz and Ms. Schaefer. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each Named Executive Officer lapse and all unvested stock options granted to each Named Executive Officer vest and become exercisable for a period of three years (or five years if the Named Executive Officer is retirement eligible) from the Named Executive Officer’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the Named Executive Officer shall be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a Named Executive Officer’s severance (or, if sooner, until the Named Executive Officer attains the age of 52, at which time the Named Executive Officer is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the Named Executive Officer will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the Named Executive Officer shall be reduced by any benefits received by the Named Executive Officer from a subsequent employer.

In the event that any payments made in connection with a change-in-control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will gross up the Named Executive Officer’s compensation for all excise taxes, but only where the value of the parachute amount is greater than 110% of three times the Named Executive Officer’s average annual taxable income for the years 2007 through 2011 (the base amount). In November 2010, the Committee eliminated this tax gross-up for any individual who becomes an eligible employee under the Continuity Plan on or after November 17, 2010. This change does not affect the Named Executive Officers, who were all eligible employees under the Continuity Plan before this date. As a result of Mr. Koraleski’s election to serve as the Company’s President & Chief Executive Officer on March 2, 2012, the Committee adjusted Mr. Koraleski’s severance payment to three times the sum of base salary and bonus, without any tax gross-up on such payment.

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each Named Executive Officer, assuming a change-in-control had occurred as of December 31, 2012, and the Named Executive Officer’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Other (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
John J. Koraleski President & CEO	$4,989,999	$1,143,063	$850,748	$6,129,101	$17,628	$0	$13,130,539

Robert M. Knight, Jr. EVP Finance & CFO	3,094,000	3,591,772	2,051,427	9,264,055	17,628	0	18,018,882

James R. Young Chairman	13,650,000	7,015,996	6,981,713	31,783,147	17,628	0	59,448,484

Lance M. Fritz EVP Operations	1,943,334	984,676	827,747	3,518,651	36,900	0	7,311,308

Barbara W. Schaefer SVP Human Resources & Secretary (g)	2,186,000	1,781,757	722,808	3,284,938	17,628	0	7,993,131

(a)	This amount is based on 2012 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.

(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2012, of $125.72.

(d)	This amount is based on the Company’s closing stock price on December 31, 2011, of $125.72 and assumed a payout of performance stock units at target levels for performance cycles ending 12/31/13 and 12/31/14; assumes 200% of target earned for performance cycle ending 12/31/12.

(e)	For a termination as of December 31, 2012, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.

(f)	The calculation of the gross-up payment values each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change-in-control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 43.4%, and each Named Executive Officer’s base amount.

(g)	Effective March 1, 2013, Ms. Schaefer retired from the Company and is no longer a participant in the Continuity Plan.

Death or Disability

In the event the Named Executive Officer ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the Named Executive Officer shall be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The Named Executive Officer or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each Named Executive Officer.

Name and Principal Position	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Option (c)
John J. Koraleski President & CEO	$2,969,004	$2,071,866	$850,748

Robert M. Knight, Jr. EVP Finance & CFO	4,671,001	3,441,459	2,051,427

James R. Young Chairman	15,726,315	11,993,939	6,981,713

Lance M. Fritz EVP Operations	1,456,215	1,254,937	827,747

Barbara W. Schaefer SVP Human Resources & Secretary	1,624,051	1,245,634	722,808

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2012, of $125.72 multiplied by the performance stock units earned through the end of the 2012 performance year.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2012, of $125.72 multiplied by retention stock units that are unvested on December 31, 2012.

(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2012, of $125.72 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2014 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on November 28, 2013, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than January 16, 2014, and no later than the close of business on February 15, 2014, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2012.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2012, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Diane K. Duren

Executive Vice President and

Corporate Secretary

APPENDIX A

UNION PACIFIC CORPORATION

2013 STOCK INCENTIVE PLAN

Effective as of May     , 2013

UNION PACIFIC CORPORATION

2013 STOCK INCENTIVE PLAN

1. Purpose

The purpose of the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees of Union Pacific Corporation (the “Company”) and its shareholders by providing stock-based compensation and other performance-based compensation. The Plan is intended to strengthen the Company’s ability to drive performance which enhances long term shareholder value; to increase employee stock ownership; and to strengthen the Company’s ability to attract and retain an outstanding employee and executive team.

The Plan supersedes the Company’s 2004 Stock Incentive Plan and 2001 Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Retention Shares, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c) “Award” means an Option, Stock Appreciation Right, Stock Unit, Retention Share or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f) “Board” means the board of directors of the Company.

(g) “Change in Control” means the occurrence of any one of the following:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) or (B) of paragraph 3 below; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Approval Date (as defined below), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the implementation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(i) “Committee” means the Compensation and Benefits Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(j) “Common Stock” means the common stock of the Company, par value $2.50 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(k) “Company” means Union Pacific Corporation, a Utah corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(l) “Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(m) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(n) “Eligible Person” means an employee of the Company or a Subsidiary, including an officer or director who is such an employee. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful. Non-employee directors shall not be considered Eligible Persons under the Plan.

(o) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u) “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(v) “Plan” means the Union Pacific Corporation 2013 Stock Incentive Plan as set forth herein and as amended from time to time.

(w) “Prior Plans” means the Company’s 2004 Stock Incentive Plan and 2001 Stock Incentive Plan.

(x) “Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(y) “Retention Share” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(z) “Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa) “Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb) “Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(cc) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(dd) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any Eligible Person is eligible to receive an Award.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of March 21, 2013 (the “Approval Date”), and it will become effective when it is approved by the Company’s shareholders (the “Effective Date”). All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the Approval Date; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Approval Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 39,000,000, reduced by any shares of Common Stock subject to awards made under the Prior Plans after February 28, 2013. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.0 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to outstanding awards under the Prior Plans as of February 28, 2013 (such awards the “Prior Plan Awards”) that, after February 28, 2013, are canceled, expired, forfeited or otherwise not issued under a Prior Plan Award (including as a result of being withheld to pay withholding taxes in connection with any such awards (other than options or stock appreciation rights)) or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plans, and as 2.0 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plans. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) Shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right (or an option or stock appreciation right granted under a Prior Plan), or (iv) Shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of

Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 2.0 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plans. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

(c) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 39,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000 (the “Annual Share Limit”), which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $15,000,000 (the “Annual Cash Limit”). In addition, if, in any calendar year, all or a portion of the Annual Share Limit or Annual Cash Limit is not awarded to a Participant, the unused portion of the Annual Share Limit and/or Annual Cash Limit for such Participant shall also be available for grant to that Participant in subsequent years.

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(1) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(2) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(3) to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(4) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(5) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(6) to determine the extent to which adjustments are required pursuant to Section 15;

(7) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(8) to approve corrections in the documentation or administration of any Award; and

(9) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Retention Share awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8. Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without shareholder approval, reduce the exercise price of such Option and shall not exchange such Option for a new Award with a lower (or no) exercise price or for cash.

(c) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Retention Shares or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without shareholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for a new Award with a lower (or no) exercise price or for cash.

(c) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Retention Share and Stock Unit Awards

(a) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Retention Share or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Retention Share or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company. The grant, issuance, retention, vesting and/or settlement of any Retention Share or Stock Unit Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and any Retention Share or Stock Unit Award the vesting and/or settlement of which is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the twelfth month following its date of grant, except that (i) the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or attainment of retirement status or to the extent provided in Section 15(c) in connection with a Change in Control, (ii) the Committee may provide that any such restriction or limitation will not apply in the case of a Retention Share or Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding the forgoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Retention Share or Stock Unit awards subject to any, or no, vesting conditions, as the Committee determines appropriate, without regard to any vesting conditions described in this Section 10(a).

(b) Dividends and Distributions. Participants in whose name Retention Shares are granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional Retention Shares and/or subject to the same restrictions on transferability as the Retention Shares with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Retention Shares or Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Stock Units have been earned.

11. Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Bonus is granted.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

(c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12(c) of this Plan, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

12. Qualifying Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained,

vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) total enterprise value (market capitalization plus debt), (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) income or net income, (xiv) operating income, (xv) operating profit or net operating profit, (xvi) operating margin or profit margin, (xvii) return on operating revenue, (xviii) cash from operations, (xix) operating ratio, (xx) commodity or operating revenue, (xxi) market share, (xxii) customer service index, (xxiii) service delivery index, (xxiv) productivity and (xxv) safety. To the extent consistent with Section 162(m) of the Code, the Committee may provide, at the time an Award is granted or at any time during the first 90 days of the applicable performance period (or prior to the expiration of 25% of the performance period if the performance period less than one year, or at such later time if permitted pursuant to Section 162(m)), that any evaluation of performance under a Qualifying Performance Criteria shall include or exclude any of the following events that occurs during the applicable performance period: (A) the effects of charges for restructurings, discontinued operations, extraordinary items, (B) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs and (H) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d) Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Stock Units, or in payment or satisfaction of an Incentive Bonus. If a Participant has elected to defer payment or settlement of an Award, then the Award will (provided that all vesting and other conditions have been satisfied) be paid in accordance with the Participant’s deferral consistent with the terms of the Deferred Compensation Plan of the Company. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15. Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the Option or Stock Appreciation Right shall remain exercisable for a period of three (3) years following such termination, but in no event after the expiration of such Option or Stock Appreciation Right, (ii) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding Retention Shares and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable (provided, that any Option or Stock Appreciation Right for which the exercise price is less than the consideration per Share payable to shareholders of the Company in such Change in Control may be cancelled upon the consummation of the Change in Control without payment of any additional consideration), (B) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Retention Shares and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(e) Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee.

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c) reduce the exercise price of outstanding Options or SARs as described in 8(b) and 9(b);

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(c); or

(g) otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of retention shares or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Utah and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24. Forfeiture Upon Termination of Employment

Except as otherwise provided by the Committee in the Award Agreement, Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason.

25. Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

28. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

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1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.			☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope			☐	☐	☐	06 - J.J. Koraleski	☐	☐	☐

	07 - C.C. Krulak	☐	☐	☐	08 - M.R. McCarthy			☐	☐	☐	09 - M.W. McConnell	☐	☐	☐

	10 - T.F. McLarty III	☐	☐	☐	11 - S.R. Rogel			☐	☐	☐	12 - J.H. Villarreal	☐	☐	☐

	13 - J.R. Young	☐	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐	☐	☐	4. Adopt the Union Pacific Corporation 2013 Stock Incentive Plan.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐	☐	☐	5. Shareholder proposal regarding lobbying activities if properly presented at the Annual Meeting.				☐	☐	☐

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Union Pacific Corporation	+

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 16, 2013

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG, JOHN J. KORALESKI, DIANE K. DUREN and JAMES J. THEISEN, JR, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 16, 2013, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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